NEW YORK LIFE MFA SERIES FUND, INC.

                             ARTICLES SUPPLEMENTARY


     New York Life MFA Series Fund, Inc., a Maryland Corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal place of business in Baltimore, Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to the authority granted to the Board of Directors in Sections (1) and (2) of Article fifth of the Corporation's Articles of Incorporation, as amended, there is hereby established and designated one additional class (or "series") of common stock, as follows: one hundred million (100,000,000) shares of the Corporation are hereby classified as Convertible Portfolio shares.

     SECOND: The total number of shares of capital stock which the Corporation has the authority to issue remains two billion (2,000,000,000) shares of par value of one cent ($0.01) per share and of the aggregate par value of twenty million dollars ($20,000,000).

     THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemptions of the shares of common stock of the Convertible Portfolio is as set forth in Articles Fifth and Sixth of the Corporation's Articles of Incorporation, as amended, and shall be subject to all provisions of the Articles of Incorporation, as amended, relating to shares of the Corporation generally.

     FOURTH: Immediately prior to the effectiveness of these Articles Supplementary, the number of authorized shares indicated in Article Fifth of the Corporation's Articles of Incorporation, as amended, was two billion (2,000,000,000) shares of par value of one cent ($0.01) per share and of the aggregate par value of twenty million dollars ($20,000,000). Immediately prior to the effectiveness of these Articles Supplementary, the Cash Management Portfolio was allocated 200,000,000 shares of common stock; the Growth Equity Portfolio, the Bond Portfolio, the High Yield Corporate Bond Portfolio, the International Equity Portfolio, the Money Market and the Value Portfolio were each allocated 100,000,000 shares of common stock; and the Capital Appreciation Portfolio, the Indexed Equity Portfolio, the Total Return Portfolio and the Government Portfolio were each allocated 50,000,000 shares of common stock. The Board of Directors' power to classify and reclassify any unissued shares is not changed by these Articles Supplementary.

     FIFTH: Immediately prior to the effectiveness of these Articles Supplementary, the Money Market Portfolio was allocated 100,000,000 shares of common stock and the Board of Directors, on behalf of the Corporation, wish to correct these Articles to correctly reflect that the Money Market Portfolio was merged into the Cash Management Portfolio, and the combined Portfolio was allocated 200,000,000 shares of common stock.

     SIXTH:  The  foregoing   amendments  to  the   Corporation's   Articles  of
Incorporation was approved pursuant to Article V, Section 2, by the entire Board of Directors of the Corporation at a meeting held on August 22, 1996.

     IN WITNESS WHEREOF, NEW YORK LIFE MFA SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on this 28th day of August, 1996.

ATTEST:                                              NEW YORK LIFE MFA SERIES
                                                              FUND, INC.


By:   /s/A. Thomas Smith III                         By:   /s/Anne F. Pollack
   Secretary                                            President


     THE UNDERSIGNED, President of New York Life MFA Series Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of her knowledge, information and belief the matters and facts set forth herein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.



                                                      By:   /s/Anne F. Pollack
                                                          President